POWER OF ATTORNEY



         I, Frederick L. Funk, by this means appoint Kimberly J. DeChello, of Essex Corporation, 6708 Alexander Bell Drive, city of Columbia, county of Howard, state of Maryland, with full power and authority to sign, execute, and acknowledge U.S. Securities and Exchange Commission documents as fully and to the same extent as if such U.S. Securities and Exchange Commission documents were signed by self, and U.S. Securities and Exchange Commission documents ratifies and confirms all the acts of such attorney in fact done pursuant to the power conferred here.






/s/ Frederick L. Funk                                04/27/2006
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Frederick L. Funk                           Date



/s/ Kimberly J. DeChello                             04/27/2006
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Kimberly J. DeChello                        Date